INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Microtek Medical, Inc.


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-85668, 33-93526, 333-11407 and 333-36049) of Isolyser Company,
Inc. pertaining to the Isolyser Company, Inc. Stock Option Plan, Registration Statement (Form S-8 No. 33-93528) pertaining to the 1995 Isolyser Company, Inc. Non-Employee Director Option Plan and Registration Statement (Form S-8 No. 33-93524) pertaining to the Isolyser Company, Inc. 1995 Employee Stock Purchase Plan of our report dated January 17, 1996 with respect to the consolidated statements of earnings, stockholders' equity and cash flows of Microtek Medical, Inc. and subsidiaries for the year ended November 30, 1995, which report appears in the December 31, 1997 annual report on Form 10K of Isolyser Company, Inc.



Jackson, Mississippi                       KPMG PEAT MARWICK LLP
March 27, 1998






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